Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND 2019 FULL YEAR
RUSTON, Louisiana (January 22, 2020) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $12.8 million for the quarter ended December 31, 2019. This represents a decrease of $1.8 million from the quarter ended September 30, 2019, and a decrease of $351,000 from the quarter ended December 31, 2018. Diluted earnings per share for the quarter ended December 31, 2019, was $0.55, down $0.07 from the linked quarter and flat compared to the quarter ended December 31, 2018.
Net income for the year ended December 31, 2019, was $53.9 million, representing an increase of $2.3 million compared to the year ended December 31, 2018, reflecting a year-over-year increase in net interest income, offset by higher provision and noninterest expense. Diluted earnings per share for the year ended December 31, 2019, was $2.28, representing an increase of $0.08 from diluted earnings per share of $2.20 for the year ended December 31, 2018.
"We are pleased with what we have accomplished in 2019, and are proud of how our team was able to adapt to a changing rate environment, grow deposits and loans in a meaningful way and manage our company to build long-term value," said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. "We remain committed to the successful execution of our strategy by driving deposit and loan growth, leveraging operational efficiencies and delivering shareholder value in 2020."

Financial Highlights

•	Diluted earnings per share for the quarter ended December 31, 2019, was $0.55, and $2.28 for the year ended December 31, 2019.

•
Net interest income was $44.1 million for the quarter ended December 31, 2019, compared to $44.6 million for linked quarter and $42.1 million for the quarter ended December 31, 2018. The net interest margin, fully tax equivalent, was 3.58% for the quarter ended December 31, 2019, compared to 3.69% for the linked quarter and 3.82% for the quarter ended December 31, 2018.

•	Tangible book value per common share was $24.18 at December 31, 2019, an 11.0% increase from $21.79 at December 31, 2018.

•	Total loans held for investment were $4.14 billion, a decrease of $45.3 million, or 1.1%, from September 30, 2019, and an increase of $354.1 million, or 9.3%, from December 31, 2018.

•
Total deposits decreased by $55.7 million, or 1.3%, from September 30, 2019, and increased by $445.5 million, or 11.8%, from December 31, 2018. Total deposits without brokered deposits increased $122.1 million, or 3.1%, from September 30, 2019, and increased $625.3 million, or 18.1%, from December 31, 2018.

•
For the seventh consecutive year Origin Bank was named one of the best banks to work for in the U.S. by American Banker and Best Companies Group, which identifies U.S. banks for outstanding employee satisfaction.

Results of Operations for the Three Months Ended December 31, 2019
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended December 31, 2019, was $44.1 million, reflecting a decrease of $527,000, or 1.2%, compared to the linked quarter. The decrease was primarily driven by a decline in yields earned on loans held for investment, and was partially offset by a decrease in rates paid on interest-bearing liabilities and an increase in the overall average balance of loans held for investment. The aggregate 75 basis point decrease in the Federal Reserve target fed funds rate during the second half of 2019 have impacted the yields earned on our commercial and industrial and residential real estate loan portfolios.
Interest-bearing deposit expense decreased to $11.1 million during the current quarter, compared to $11.6 million for the quarter ended September 30, 2019. The $567,000 decrease in interest-bearing deposit expense was primarily driven by falling interest rates and was partially offset by an increase in the average balance of savings and interest-bearing deposit accounts. Average savings and interest-bearing deposit transaction accounts increased by $176.9 million, or 8.5% and $315.9 million, or 16.3%, compared to the linked quarter and quarter ended December 31, 2018, respectively. Average noninterest-bearing deposits increased by $74.0 million, or 6.9%, compared to the linked quarter and by $149.3 million, or 14.9%, compared to December 31, 2018.
The fully tax-equivalent net interest margin ("NIM") was 3.58% for the fourth quarter of 2019, an 11 basis point decrease from the third quarter of 2019 and a 24 basis point decrease from the fourth quarter of 2018. The decline in the NIM was primarily caused by rate partially offset by a change in the mix of earning asset types. The rate paid on total interest-bearing liabilities for the quarter ended December 31, 2019, was 1.46%, representing a decrease of 19 basis points and an increase of seven basis points compared to the linked quarter and the quarter ended December 31, 2018, respectively. The yield earned on interest-earning assets decreased 25 basis points and 19 basis points compared to the linked quarter and the quarter ended December 31, 2018, respectively. The margin compression the Company experienced on a linked quarter basis was primarily caused by declining loan yields driven by interest rate cuts by the Federal Reserve in the second half of 2019 that were more fully reflected in loan yields during the fourth quarter of 2019 than during the third quarter of 2019, causing a linked quarter decline in NIM.
Noninterest Income
Noninterest income for the quarter ended December 31, 2019, was $10.8 million, a decrease of $2.1 million, or 16.0%, from the linked quarter. The decrease from the linked quarter was primarily driven by decreases of $1.2 million and $775,000 in swap fee income and insurance commission and fee income, respectively.
Lower transaction volume during the current quarter drove the decline in swap fee income compared to the linked quarter. The decrease in insurance commission and fee income was caused by the seasonality of policy renewals.
Noninterest Expense
Noninterest expense for the quarter ended December 31, 2019, was $36.5 million, an increase of $1.5 million, or 4.2%, compared to the linked quarter. The increase from the linked quarter was largely driven by increases of $1.1 million and $551,000 in regulatory assessments and salaries and employee benefits, respectively. During the linked quarter the Company received a FDIC assessment credit of approximately $1.0 million from the FDIC insurance fund, without the receipt of a comparable credit in the current quarter. The increase in salaries and employee benefits expense over the linked quarter was largely driven by a $755,000 increase in self-insured medical expense, partially offset by a decrease in incentive compensation expense.
Financial Condition
Loans
Total loans held for investment at December 31, 2019, were $4.14 billion, a decrease of $45.3 million, or 1.1%, compared to $4.19 billion at September 30, 2019, and an increase of $354.1 million, or 9.3%, compared to $3.79 billion at December 31, 2018. The decrease in loans held for investment when compared to September 30, 2019, was primarily reflected in Mortgage Warehouse Lines of Credit and Commercial and Industrial loans, which decreased $30.3 million and $24.1 million, respectively. The decrease in Mortgage Warehouse Lines of Credit is primarily due to the seasonality of these loans.
For the quarter ended December 31, 2019, average loans held for investment were $4.17 billion, an increase of $100.6 million, or 2.5%, from $4.07 billion for the linked quarter.
Deposits
Total deposits at December 31, 2019, were $4.23 billion, a decrease of $55.7 million, or 1.3%, compared to $4.28 billion at September 30, 2019, and an increase of $445.5 million, or 11.8%, compared to $3.78 billion, at December 31, 2018. Brokered deposits contributed a decrease of $177.8 million when compared to the linked quarter, and a decrease of $179.8 million when compared to December 31, 2018. The decreases were partially offset by increases in money market deposits of $126.7 million when compared to the linked quarter and $461.1 million when compared to December 31, 2018. Noninterest-bearing deposits decreased $77.0 million, or 6.7%, compared to the linked quarter and increased $126.7 million, or 13.3%, compared to the quarter ended December 31, 2018.
Average total deposits for the quarter ended December 31, 2019, increased by $225.3 million, or 5.7%, over the linked quarter, led by increases of $212.1 million in average business deposits.
For the quarter ended December 31, 2019, average noninterest-bearing deposits as a percentage of total average deposits was 27.4%, compared to 27.1% for the quarter ended September 30, 2019, and 26.9% for the quarter ended December 31, 2018.
Borrowings
Average borrowings for the quarter ended December 31, 2019, decreased by $133.9 million, or 28.1%, compared to the quarter ended September 30, 2019, and decreased by $16.8 million, or 4.7% over the quarter ended December 31, 2018. The decrease in average borrowings in the fourth quarter of 2019 compared to the linked quarter was due to the calling of the $100.0 million long-term Federal Home Loan Bank advance in the fourth quarter.
Stockholders' Equity
Stockholders' equity was $599.3 million at December 31, 2019, an increase of $10.9 million, or 1.9%, compared to $588.4 million at September 30, 2019, and an increase of $49.5 million, or 9.0%, compared to $549.8 million at December 31, 2018.
Credit Quality
The Company recorded provision expense of $2.4 million for the quarter ended December 31, 2019, compared to provision expense of $4.2 million for the linked quarter and $1.7 million for the quarter ended December 31, 2018. The decrease in provision expense from the linked quarter was primarily driven by a decrease in charge-offs and, to a lesser extent, a decrease in the general reserve due to the decrease in the loan portfolio. During the quarter ended December 31, 2019, the Company had net charge-offs of $2.8 million compared to net charge-offs of $3.0 million for the linked quarter.
The Company's net charge-off ratio for the year ended December 31, 2019, is 0.15%, compared to 0.13% for the year ended December 31, 2018. Total nonperforming loans held for investment were $31.1 million at December 31, 2019, compared to $31.5 million and $31.9 million at September 30, 2019, and December 31, 2018, respectively.
Allowance for loan losses as a percentage of total loans held for investment was 0.91% at December 31, 2019, compared to 0.89% and 0.90% at September 30, 2019, and December 31, 2018, respectively. Allowance for loan losses as a percentage of nonperforming loans held for investment was 120.46% at December 31, 2019, compared to 117.97% and 107.37% at September 30, 2019, and December 31, 2018, respectively.
Total past due loans held for investment, defined as loans 30 days past due or more, as a percentage of loans held for investment, was 0.72% at both December 31, 2019, and September 30, 2019, and 0.90% at December 31, 2018.
Accounting Standards Update No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
The Company expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses at the beginning of the first quarter of 2020 due to the adoption of Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, increasing the allowance for credit losses by approximately $1.1 million. The Company does not expect its held-to-maturity or available for sale securities to be materially affected by the adoption of this ASU due to the nature of the portfolios. Our adjustment to the allowance for credit losses at the transition date may vary from our estimate due to refinements in the loss estimation models or factors.
Conference Call
Origin will hold a conference call to discuss its fourth quarter 2019 results on Thursday, January 23, 2020, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk200123.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 43 banking centers, located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding interest rate cuts by the Federal Reserve and the impact of those cuts on Origin's results of operations, and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements preceded by, followed by or that otherwise include the words "assuming," "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include: deterioration of Origin's asset quality; changes in real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important deposit customer relationships; volatility and direction of market interest rates, which may increase funding costs or reduce interest-earning asset yields thus reducing margin; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Origin's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; and the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Financial Data

	At and for the three months ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$44,095	$44,622	$42,969	$42,026	$42,061
Provision for credit losses	2,377	4,201	1,985	1,005	1,723
Noninterest income	10,818	12,880	11,176	11,604	10,588
Noninterest expense	36,534	35,064	37,095	35,381	35,023
Income before income tax expense	16,002	18,237	15,065	17,244	15,903
Income tax expense	3,175	3,620	2,782	3,089	2,725
Net income	$12,827	$14,617	$12,283	$14,155	$13,178
Basic earnings per common share	$0.55	$0.62	$0.52	$0.60	$0.56
Diluted earnings per common share	0.55	0.62	0.52	0.60	0.55
Dividends declared per common share	0.0925	0.0925	0.0325	0.0325	0.0325
Weighted average common shares outstanding - basic	23,323,292	23,408,499	23,585,040	23,569,576	23,519,778
Weighted average common shares outstanding - diluted	23,529,862	23,606,956	23,786,646	23,776,349	23,715,919

Balance sheet data
Total loans held for investment	$4,143,195	$4,188,497	$3,984,597	$3,838,343	$3,789,105
Total assets	5,324,626	5,396,928	5,119,625	4,872,201	4,821,576
Total deposits	4,228,612	4,284,317	3,855,012	3,898,248	3,783,138
Total stockholders' equity	599,262	588,363	584,293	568,122	549,779

Performance metrics and capital ratios
Yield on loans held for investment	4.95%	5.23%	5.29%	5.28%	5.17%
Yield on interest earnings assets	4.56	4.81	4.85	4.86	4.75
Rate on interest bearing deposits	1.44	1.59	1.61	1.48	1.31
Rate on total deposits	1.04	1.16	1.19	1.11	0.96
Net interest margin, fully tax equivalent	3.58	3.69	3.70	3.80	3.82
Return on average stockholders' equity (annualized)	8.51	9.85	8.54	10.25	9.66
Return on average assets (annualized)	0.97	1.12	0.98	1.18	1.10
Efficiency ratio (1)	66.53	60.98	68.51	65.97	66.52
Book value per common share	$25.52	$25.06	$24.58	$23.92	$23.17
Common equity tier 1 to risk-weighted assets (2)	11.75%	11.43%	11.93%	12.05%	11.94%
Tier 1 capital to risk-weighted assets (2)	11.95	11.63	12.13	12.26	12.16
Total capital to risk-weighted assets (2)	12.77	12.45	12.97	13.10	12.98
Tier 1 leverage ratio (2)	10.91	10.88	11.10	11.23	11.21
____________________________

(1)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

(2)	December 31, 2019, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Financial Data

	Twelve Months Ended December 31,
(Dollars in thousands, except per share amounts)	2019	2018
Income statement and share amounts	(Unaudited)
Net interest income	$173,712	$153,452
Provision (benefit) for credit losses	9,568	1,014
Noninterest income	46,478	41,240
Noninterest expense	144,074	131,236
Income before income tax expense	66,548	62,442
Income tax expense	12,666	10,837
Net income	$53,882	$51,605
Basic earnings per common share (1)	$2.30	$2.21
Diluted earnings per common share(1)	2.28	2.20
Dividends declared per common share	0.25	0.13
Weighted average common shares outstanding - basic	23,470,746	21,995,990
Weighted average common shares outstanding - diluted	23,674,065	22,194,429

Performance metrics
Yield on loans held for investment	5.18%	4.96%
Yield on interest earnings assets	4.77	4.53
Rate on interest bearing deposits	1.53	1.10
Rate on total deposits	1.12	0.81
Net interest margin, fully tax equivalent	3.69	3.75
Return on average stockholders' equity	9.27	10.07
Return on average assets	1.06	1.16
Efficiency ratio (2)	65.43	67.41
____________________________

(1)
Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the 2019 quarterly earnings per common share will not equal the 2019 year-to-date earnings per common share amount. Additionally, due to the impact of average preferred shares outstanding on the calculation of earnings per share for the 2018 period, the sum of quarterly periods may not agree to the amount disclosed for the 2018 year-to-date period.

(2)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Assets	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$62,160	$79,005	$75,204	$66,312	$71,008
Interest-bearing deposits in banks	229,358	229,757	124,356	44,928	45,670
Total cash and cash equivalents	291,518	308,762	199,560	111,240	116,678
Securities:
Available for sale	501,070	492,461	548,980	563,826	575,644
Held to maturity	28,620	28,759	28,897	19,033	19,169
Securities carried at fair value through income	11,513	11,745	11,615	11,510	11,361
Total securities	541,203	532,965	589,492	594,369	606,174
Non-marketable equity securities held in other financial institutions	39,808	49,205	49,008	42,314	42,149
Loans held for sale	64,837	67,122	58,408	42,265	52,210
Loans	4,143,195	4,188,497	3,984,597	3,838,343	3,789,105
Less: allowance for loan losses	37,520	37,126	36,683	35,578	34,203
Loans, net of allowance for loan losses	4,105,675	4,151,371	3,947,914	3,802,765	3,754,902
Premises and equipment, net	80,457	80,921	80,672	78,684	75,014
Mortgage servicing rights	20,697	19,866	21,529	23,407	25,114
Cash surrender value of bank-owned life insurance	37,961	37,755	33,070	32,888	32,706
Goodwill and other intangible assets, net	31,540	31,842	32,144	32,497	32,861
Accrued interest receivable and other assets	110,930	117,119	107,828	111,772	83,768
Total assets	$5,324,626	$5,396,928	$5,119,625	$4,872,201	$4,821,576
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,077,706	$1,154,660	$1,003,499	$977,919	$951,015
Interest-bearing deposits	2,360,096	2,309,387	2,011,719	2,101,706	2,027,720
Time deposits	790,810	820,270	839,794	818,623	804,403
Total deposits	4,228,612	4,284,317	3,855,012	3,898,248	3,783,138
FHLB advances and other borrowings	417,190	419,681	601,346	335,053	445,224
Junior subordinated debentures	9,671	9,664	9,657	9,651	9,644
Accrued expenses and other liabilities	69,891	94,903	69,317	61,127	33,791
Total liabilities	4,725,364	4,808,565	4,535,332	4,304,079	4,271,797
Commitments and contingencies	—	—	—	—	—
Stockholders' equity
Common stock	117,405	117,409	118,871	118,730	118,633
Additional paid-in capital	235,623	235,018	243,002	242,579	242,041
Retained earnings	239,901	229,246	216,801	205,289	191,585
Accumulated other comprehensive income (loss)	6,333	6,690	5,619	1,524	(2,480)
Total stockholders' equity	599,262	588,363	584,293	568,122	549,779
Total liabilities and stockholders' equity	$5,324,626	$5,396,928	$5,119,625	$4,872,201	$4,821,576

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$52,331	$53,932	$51,461	$49,175	$47,819
Investment securities-taxable	2,640	2,786	3,208	3,341	3,292
Investment securities-nontaxable	772	826	871	858	996
Interest and dividend income on assets held in other financial institutions	976	1,262	1,523	1,120	951
Total interest and dividend income	56,719	58,806	57,063	54,494	53,058
Interest expense
Interest-bearing deposits	11,056	11,623	11,540	10,497	8,980
FHLB advances and other borrowings	1,428	2,420	2,415	1,834	1,878
Junior subordinated debentures	140	141	139	137	139
Total interest expense	12,624	14,184	14,094	12,468	10,997
Net interest income	44,095	44,622	42,969	42,026	42,061
Provision for credit losses	2,377	4,201	1,985	1,005	1,723
Net interest income after provision for credit losses	41,718	40,421	40,984	41,021	40,338
Noninterest income
Service charges and fees	3,488	3,620	3,435	3,316	3,349
Mortgage banking revenue	3,359	3,092	3,252	2,606	2,288
Insurance commission and fee income	2,428	3,203	3,036	3,510	2,481
Gain (loss) on sales of securities, net	—	20	—	—	(8)
Gain (loss) on sales and disposals of other assets, net	(38)	(132)	(166)	3	(23)
Limited partnership investment (loss) income	(267)	279	(418)	400	745
Swap fee income	151	1,351	172	511	299
Change in fair value of equity investments	—	—	367	—	—
Other fee income	440	414	360	276	592
Other income	1,257	1,033	1,138	982	865
Total noninterest income	10,818	12,880	11,176	11,604	10,588
Noninterest expense
Salaries and employee benefits	22,074	21,523	22,764	22,613	21,333
Occupancy and equipment, net	4,241	4,274	4,200	4,044	3,830
Data processing	1,801	1,763	1,810	1,587	1,839
Electronic banking	936	924	892	689	699
Communications	454	411	647	586	513
Advertising and marketing	991	930	1,089	798	1,351
Professional services	878	956	839	904	1,024
Regulatory assessments	679	(387)	691	711	666
Loan related expenses	1,400	1,315	790	669	810
Office and operations	1,632	1,712	1,849	1,481	1,516
Intangible asset amortization	302	302	353	364	367
Franchise tax expense	496	683	492	489	309
Other expenses	650	658	679	446	766
Total noninterest expense	36,534	35,064	37,095	35,381	35,023
Income before income tax expense	16,002	18,237	15,065	17,244	15,903
Income tax expense	3,175	3,620	2,782	3,089	2,725
Net income	$12,827	$14,617	$12,283	$14,155	$13,178
Basic earnings per common share	$0.55	$0.62	$0.52	$0.60	$0.56
Diluted earnings per common share	0.55	0.62	0.52	0.60	0.55

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
Loans held for investment	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Loans secured by real estate:	(Dollars in thousands, unaudited)
Commercial real estate	$1,296,847	$1,305,006	$1,219,470	$1,202,269	$1,228,402
Construction/land/land development	517,688	509,905	524,999	488,167	429,660
Residential real estate	689,555	680,803	651,988	638,064	629,714
Total real estate	2,504,090	2,495,714	2,396,457	2,328,500	2,287,776
Commercial and industrial	1,343,475	1,367,595	1,341,652	1,287,300	1,272,566
Mortgage warehouse lines of credit	274,659	304,917	224,939	202,744	207,871
Consumer	20,971	20,271	21,549	19,799	20,892
Total loans held for investment	4,143,195	4,188,497	3,984,597	3,838,343	3,789,105
Less: Allowance for loan losses	37,520	37,126	36,683	35,578	34,203
Loans held for investment, net	$4,105,675	$4,151,371	$3,947,914	$3,802,765	$3,754,902

Nonperforming assets
Nonperforming loans held for investment
Commercial real estate	$6,994	$7,460	$9,423	$8,622	$8,281
Construction/land/land development	4,337	860	1,111	922	935
Residential real estate	5,132	5,254	4,978	5,196	6,668
Commercial and industrial	14,520	17,745	14,810	15,309	15,792
Consumer	163	153	156	206	180
Total nonperforming loans held for investment	31,146	31,472	30,478	30,255	31,856
Nonperforming loans held for sale	927	1,462	2,049	1,390	741
Total nonperforming loans	32,073	32,934	32,527	31,645	32,597
Repossessed assets	4,753	4,565	3,554	3,659	3,739
Total nonperforming assets	$36,826	$37,499	$36,081	$35,304	$36,336
Classified assets	$69,870	$73,516	$80,124	$77,619	$82,914
Past due loans held for investment (1)	29,980	29,965	31,884	37,841	34,085

Allowance for loan losses
Balance at beginning of period	$37,126	$36,683	$35,578	$34,203	$35,727
Provision for loan losses	3,167	3,435	1,782	823	1,886
Loans charged off	3,268	5,415	840	608	3,583
Loan recoveries	495	2,423	163	1,160	173
Net charge-offs (recoveries)	2,773	2,992	677	(552)	3,410
Balance at end of period	$37,520	$37,126	$36,683	$35,578	$34,203

Credit quality ratios
Total nonperforming assets to total assets	0.69%	0.69%	0.70%	0.72%	0.75%
Total nonperforming loans to total loans	0.76	0.77	0.80	0.82	0.85
Nonperforming loans held for investment to loans held for investment	0.75	0.75	0.76	0.79	0.84
Past due loans held for investment to loans held for investment	0.72	0.72	0.80	0.99	0.90
Allowance for loan losses to nonperforming loans held for investment	120.46	117.97	120.36	117.59	107.37
Allowance for loan losses to total loans held for investment	0.91	0.89	0.92	0.93	0.90
Net charge-offs (recoveries) to total average loans held for investment (annualized)	0.26	0.29	0.07	(0.06)	0.37
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(1)	Past due loans held for investment are defined as loans 30 days past due or more.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	December 31, 2019		September 30, 2019		December 31, 2018
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,307,023	5.03%	$1,259,274	5.22%	$1,176,837	5.07%
Construction/land/land development	526,494	5.20	533,328	5.48	407,120	5.55
Residential real estate	694,436	4.95	676,650	5.07	604,383	4.87
Commercial and industrial	1,356,316	4.88	1,340,684	5.26	1,251,969	5.22
Mortgage warehouse lines of credit	262,392	4.47	236,042	4.92	187,801	5.54
Consumer	20,889	6.68	20,959	6.90	21,809	6.76
Loans held for investment	4,167,550	4.95	4,066,937	5.23	3,649,919	5.17
Loans held for sale	42,873	2.63	33,814	4.15	22,168	4.70
Loans Receivable	4,210,423	4.93	4,100,751	5.22	3,672,087	5.17
Investment securities-taxable	437,626	2.41	448,766	2.48	499,489	2.64
Investment securities-nontaxable	100,705	3.07	103,053	3.21	113,183	3.52
Non-marketable equity securities held in other financial institutions	48,669	2.88	49,025	2.76	40,176	2.64
Interest-bearing balances due from banks	139,508	1.77	152,580	2.39	108,126	2.51
Total interest-earning assets	4,936,931	4.56%	4,854,175	4.81%	4,433,061	4.75%
Noninterest-earning assets(1)	335,048		325,374		308,125
Total assets	$5,271,979		$5,179,549		$4,741,186

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$2,248,863	1.21%	$2,071,990	1.36%	$1,932,958	1.10%
Time deposits	803,344	2.08	828,993	2.16	789,816	1.81
Total interest-bearing deposits	3,052,207	1.44	2,900,983	1.59	2,722,774	1.31
FHLB advances and other borrowings	342,000	1.62	475,860	1.96	358,810	1.95
Securities sold under agreements to repurchase	18,198	0.65	25,302	1.09	37,075	1.23
Junior subordinated debentures	9,668	5.67	9,661	5.69	9,641	5.66
Total interest-bearing liabilities	3,422,073	1.46%	3,411,806	1.65%	3,128,300	1.39%
Noninterest-bearing deposits	1,150,381		1,076,344		1,001,033
Other liabilities(1)	101,600		102,895		70,648
Total liabilities	4,674,054		4,591,045		4,199,981
Stockholders' Equity	597,925		588,504		541,205
Total liabilities and stockholders' equity	$5,271,979		$5,179,549		$4,741,186
Net interest spread		3.10%		3.16%		3.36%
Net interest margin		3.54%		3.65%		3.76%
Net interest income margin - (tax- equivalent)(2)		3.58%		3.69%		3.82%
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(1)
Includes Government National Mortgage Association ("GNMA") repurchase average balances of $24.5 million, $23.7 million and $29.2 million for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.

(2)
In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Calculation of Tangible Common Equity:
Total Common Stockholders' Equity	$599,262	$588,363	$584,293	$568,122	$549,779
Less: Goodwill and Other Intangible Assets, Net	31,540	31,842	32,144	32,497	32,861
Tangible Common Equity	$567,722	$556,521	$552,149	$535,625	$516,918

Calculation of Tangible Book Value per Common Share:
Common Shares Outstanding at the End of the Period	23,480,945	23,481,781	23,774,238	23,745,985	23,726,559
Tangible Book Value per Common Share	$24.18	$23.70	$23.22	$22.56	$21.79